Exhibit 99.2

August 29, 2013

Broadcast International, Inc.
6952 S. High Tech Drive, Suite C
Midvale, Utah 84047-3772

Consent of Person Named as About to Become Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named as a future member of the board of directors of Broadcast International, Inc. in the prospectus included in the Registration Statement on Form S-4 filed by Broadcast International, Inc. upon consummation of the transactions contemplated therein and to the filing of this consent as an exhibit herein.

Sincerely,

/s/ Paul Summers

Name: Paul Summers